Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Inovant LLC, a Delaware limited liability corporation (the “Company”), and John Partridge (the “Executive”), dated as of the first day of October, 2004 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement for the full term hereof, that is from October 1, 2004 through and including December 31, 2009, or the date it is terminated (“Employment Period”). The scheduled last day of the Employment Period (without regard for any earlier termination of employment by the Company or Executive) shall be the “Expiration Date.”

2. POSITION AND DUTIES.

(a) Executive shall serve as the President and Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Managing Board of the Company (so long as Inovant LLC remains a subsidiary of Visa USA, Inc. or any successor in interest to Visa USA, Inc.).

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall do all things necessary, legal and incident to the above position, and otherwise shall perform such functions as the Managing Board of the Company may establish from time to time. The Executive shall devote his full time and attention to the performance of the duties incident to the Executive’s position with the Company, use his reasonable best efforts to carry out such responsibilities faithfully and efficiently, and shall not have any other employment with any other enterprise or substantial responsibility for any other enterprise. The foregoing shall not prevent the Executive from participating in any charitable or civic organization that does not interfere with his performance of the duties and responsibilities to be performed by the Executive under this Agreement. During the Employment Period the Executive may serve as an outside director of Delta Dental, Inc. and Quantum Corporation. The Company shall not prevent the Executive from acting as an outside director of another organization not in direct competition with the Company, provided Executive has received prior approval of the Managing Board as to any such directorship. Executive agrees to abide by the Company’s rules, regulations, policies and practices, as they may from time to time be adopted or modified by the Company in its discretion. The Company’s rules, policies, practices and procedures shall be binding on Executive unless superseded by or in conflict with this Agreement, in which case this Agreement shall govern.

(c) The Company’s headquarters shall be located in Foster City, California, and the Executive shall be based and reside in the general vicinity of Foster City.

3. COMPENSATION. The Executive’s compensation during the Employment Period shall be determined by the Managing Board subject to the provisions of Sections 3(a)-(f).

(a) BASE SALARY. Commencing on the Effective Date, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $625,000.00. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary may be adjusted annually by the Managing Board of the Company. The term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so adjusted as of the anniversary date.

(b) BONUSES.

(i) Annual Incentive: Executive shall be eligible to receive an annual incentive bonus based on performance as measured by the standards established pursuant to the existing Company Incentive Plan, with a “target” of 75% of his Annual Base Salary in effect from time to time in accordance with the terms of the Incentive Plan for that fiscal year. In accordance with the established standards under the Incentive Plan, Executive’s bonus may actually be determined to be more or less than target depending upon factors including personal and Company performance. The issuance (if any), timing and amount of any such bonus shall be within the sole discretion of the Managing Board. Except as otherwise provided herein, Executive’s eligibility to receive any such incentive bonus shall be expressly conditioned on, among other things, Executive remaining employed with the Company up through any designated distribution date established by the Managing Board.

(ii) Long Term Incentive: Executive shall be eligible to receive the benefits of the established Senior Executive Long Term Incentive Plan (“SELTIP”) for each fiscal year for which (“SELTIP”) are granted to senior executives. Executive’s annual target award for fiscal years in which (“SELTIP”) awards are granted to senior executives shall be no less than $800,000. In the event of the occurrence of a Change in Control or an effective registration of shares of common stock of the Company in connection with an initial public offering (“IPO”) in either case where immediately subsequent to such Change in Control or IPO Executive is not retained as the President and CEO of substantially the same operating entities as was the case on the day immediately preceding the Change in Control or IPO, or is then or within six (6) months thereafter terminated by the Company without Cause or terminates for Good Reason, Executive shall be fully vested and entitled to immediate payment of all outstanding Senior Executive Long Term Incentive Plan awards, and in any event the Senior Executive Long Term Incentive Plan award granted for the fiscal year in which such Change in Control or IPO occurs shall be deemed earned pro-rata at no less than the “target” amount provided other senior executives of the Company receive similar pro-rata grants. For purposes of this subsection (ii), “Change of Control” shall mean the acquisition (other than by the Company) by any person, entity or “group” within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (excluding for these purposes the Company or any of its parent, subsidiary, sister or affiliated entities – such as Visa USA, Inc. and Visa International, Inc. – or any employee benefit plan of the Company or its parent, subsidiary, sister or affiliated entities) that acquires beneficial ownership of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, but excluding any transaction where any owner of the Company becomes a publicly held company, in whole or in part, or where any parent, subsidiary, sister or affiliated company of the Company (such as Visa USA, Inc. or Visa International, Inc.) acquires or sells any or all of its ownership interest in the Company to another parent, subsidiary, sister or affiliated company of the Company.

(c) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to receive fringe benefits on a basis not less favorable than the basis on which such benefits are provided to other senior executives of the Company; provided Executive shall be entitled to not less than 30 days of vacation per calendar year and subject to the standard limit on vacation accrual as it exists from time to time.

(d) TRAVEL. Executive shall be entitled to travel on Company business in reasonable first class commercial air accommodations when available.

(e) OTHER BENEFITS. During the Employment Period, (i) the Executive shall participate in all applicable savings and retirement plans, practices, policies and programs of the Company (including, without limitation, the Visa Excess Retirement Benefit Plan, 401(k) Plan, pension plan, thrift plan, and excess thrift plan) on a basis not less favorable than the basis on which such benefits are provided to senior executives of the Company, and (ii) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical (and retiree medical), prescription, dental, disability, salary continuance, life insurance, group life insurance, accidental death and travel accident insurance plans and programs on the same basis and subject to the same terms, conditions, cost-sharing requirements and the like as senior executives of the Company.

(f) PERQUISITES. Executive shall be entitled to (i) a monthly automobile allowance of not less than $1,900 or the maximum then provided under the Visa Automobile Policy in effect (ii) an annual financial and estate planning allowance of not less than $15,000.00 and otherwise subject to annual reimbursement limits; (iv) reimbursement of reasonable attorney’s fees (up to $20,000.00) for consultation, negotiation and preparation of this Agreement).

4. TERMINATION OF EMPLOYMENT.

(a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. “Disability” means that (i) the Executive has been unable, for the period specified in the Company’s disability plan for senior executives, but not less than a period of ninety (90) consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the thirtieth (30th) day after such notice is given (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b) TERMINATION BY THE COMPANY.

(i) The Company may terminate the Executive’s employment for Cause or without Cause. “Cause” means (A) the conviction of the Executive for the commission of a felony; (B) willful or gross misconduct by the Executive in connection with his employment by the Company, in either case that results in material financial harm to the Company; (C) the commission of fraud, misappropriation or embezzlement in the performance of his duties; (D) conduct which the Board in its reasonable discretion finds to violate standards of decency, respect and appropriateness for a Chief Executive Officer of a company of the Company’s stature in the business community and causing material harm to the Company or material damage to the Company’s reputation; (E) habitual neglect of or recurring failure to perform the duties required of Executive under the terms of this Agreement, after notice is given specifying in detail such neglect or failure, providing Executive thirty (30) days within which to cure, and in which he has not so cured such neglect or failure; (F) a material breach of the terms of this Agreement by Executive; or (G) disclosure or misuse of confidential information in violation of this Agreement or the Company’s written policies. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the

Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes by a fair preponderance of evidence that Cause exists, in accordance with the procedure provided below.

(ii) A termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause, that takes place not less than five (5) nor more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of a majority of the Board stating that, in the good faith opinion of the Board, the Executive’s actions fall within the definition of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

(c) GOOD REASON.

(i) The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

(A) the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the position (including status, offices, titles and reporting requirements) to be held by the Executive during the Employment Period, or any other action by the Company that results in a diminution or other material adverse change in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial or inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive;

(B) any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive; or

(C) any failure by the Company to comply with Section 12(c) of this Agreement.

(ii) A termination of employment by the Executive for Good Reason shall not become effective unless written notice is given by Executive to the Board specifying in detail the Good Reason and portion of this Agreement upon which Executive is relying (“Notice of Intended Termination for Good Reason”), and providing the Managing Board thirty (30) days within which to cure, and in which the Managing Board has not so cured, such asserted basis for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the thirty-fifth (35th) business day following the date when the Notice of Termination for Good Reason is given unless the Company earlier gives written notice to Executive that it will not cure the condition giving rise to the alleged Good Reason, in which case the Date of Termination will be the day the Executive receives such notice.

(iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

(d) EXPIRATION OF AGREEMENT.

(i) If the Company has made a “Qualifying Offer” (as hereinafter defined) to Executive but no agreement between Executive and Company relating to the extension of Executive’s employment has been entered into; or in the event Company has not made a Qualifying Offer to Executive; the Executive’s employment with the Company shall be deemed terminated as of the Expiration Date. A “Qualifying Offer” shall mean:

(A) A written offer of employment extended to Executive on or before December 2, 2009 (provided Executive is employed by the Company on that date) which (v) shall be for a period of not less than two (2) years effective from January 1, 2010; (w) shall include the types of compensation contained in this Agreement; (x) shall constitute a reasonable offer taking into account the compensation to Executive provided for in this Agreement, Company’s financial operating performance during the term of this Agreement and any other then-current circumstances relevant to the termination of Executive’s compensation by Company for the period specified in clause (v) above; (y) shall not contain any terms or provisions which reduce Executive’s title or duties as stated herein; and (z) shall state that it is irrevocable for thirty (30) days from the delivery thereof.

(e) DATE OF TERMINATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason is effective, or on the Expiration Date of this Agreement, as the case may be.

5. RIGHTS OF THE EXECUTIVE UPON TERMINATION.

(a) OTHER THAN FOR CAUSE; FOR GOOD REASON; DEATH OR DISABILITY. If, during the Employment Period, the Company terminates the Executive’s employment for Disability or any other reason other than Cause; or the Executive terminates employment for Good Reason; or the Executive’s employment is terminated by reason of his death; or upon the expiration of this Agreement as described in Section 4(d), the Executive or his legal representative shall have the right to receive the following benefits upon the terms and conditions set forth below:

(i) unless otherwise specified in this Section 5(a)(i), payment to the Executive (or, in the event of termination of employment by reason of the Executive’s death or Executive’s death following a termination under this Section 5(a), to the beneficiary or Executive’s estate, as provided in Section 12(a)), of:

(A) Salary Continuation Payments paid at the rate of Executive’s most recent annual salary for eighteen (18) months following the Date of Termination of his employment (“Salary Continuation Period”) unless terminated earlier in accordance with the terms of this Agreement, payable at times equivalent to the usual payroll cycle of the Company, and, within thirty (30) days following each of the first anniversary of the Date of Termination and the last day of the eighteen (18) month salary continuation period, full payment of all Inovant Incentive Plan bonuses calculated at the “target” amount (as in effect for the fiscal year in which the Date of Termination occurs) for the first such year following the Date of Termination and one-half of the “target” amount for the last six months of the salary continuation period.

(B) Effective on the last day of the period for which the Executive receives Salary Continuation Payments:

(1) Executive shall be deemed to be 100% vested in and receive full (not pro-rata) payment of all outstanding grants previously awarded to him under the Company’s Senior Executive Long Term Incentive Plan (“SELTIP”) provided that, as to each such grant, on the Date of Termination Executive has completed at least one year of the multi-year Performance Cycle.

(2) With respect to any SELTIP grant awarded to Executive other than as described in (1) above, at the end of the period for which he receives Salary Continuation Payments the Executive shall be entitled to payment of that particular grant on a pro-rata basis based upon actual service under the grant prior to the Date of Termination compared to the full length of the Performance Cycle. This payment shall be determined by good faith estimate.

(C) Payment of all accrued Annual Base Salary, earned and unpaid Inovant Incentive Plan bonus for a prior fiscal year and Senior Executive Long Term Incentive Plan amount for a completed three-year cycle, accrued but unused PTO, and unreimbursed business expenses incurred (in accordance with Company policy), all as of the Date of Termination (“Accrued Obligations”).

(D) Company will pay for Executive’s COBRA coverage under his health, dental and vision benefits until the earlier of (i) the date on which COBRA benefits cease under Code Section 4980B (including the time Executive becomes covered by reasonably comparable benefits provided by another employer), or (ii) the end of the period of time for which Executive receives Salary Continuation Payments hereunder.

(ii) At Executive’s discretion, any payments due to Executive under this Section 5(a) may be deferred or structured based on the terms and conditions of the applicable plans or agreements.

(iii) The payments to be made and services to be provided in Section 5(a)(i)(A), (B), (C), and (D) above are contingent upon the Executive fulfilling each of the following requirements:

(A) The Executive shall execute a full and comprehensive release of all claims arising out of his employment with respect to other senior executives of the Company, including provisions regarding confidentiality, non-disclosure, mutual non-disparagement, and waiving the right to create works for hire concerning the Company and its directors and officers, and waiving any right to contest the provisions of subparagraphs (B) and (C) below.

(B) The Executive shall agree not to perform any services for or make any substantive contribution to (x) any competing credit or debit card network, including but not limited to American Express, Discover, MasterCard, First Data, GE Consumer Finance, NYCE, Pay Pal, Debitman, Pulse, Star, Citibank/Diners or like entity, or (y) any person or entity with whom the Company is or has a reasonable likelihood of being in litigation at the time of termination of employment for the duration of the period during which he receives Salary Continuation Payments; provided that Executive may become employed or otherwise perform services or engage in business or activities for a Visa member other than in a position responsible for a business unit of such member that competes with any business of the Company or Visa USA, without violating the provisions of clause (x). A material violation of such provision or any violation of the terms of the release set forth in paragraph (ii) above will result in the cessation as well as the repayment of Salary Continuation Payments and the cancellation of any and all other rights and services provided for in Section 5(a)(i)(A), (B), (C), and (D) above.

(C) The Executive shall agree that during the Salary Continuation Period, if Executive accepts employment with a non-competing entity (i.e., an entity other than described in Section (B) above) with a starting date that falls within the Salary Continuation Period, all benefits payable to Executive under Section 5(a)(i)(B), (C) and (D) shall cease effective upon the date of Executive’s employment with the non-competing entity. Any remaining unpaid balance of the eighteen months of Salary Continuation Payments provided in Section 5(a)(i)(A) will by paid to Executive within thirty (30) days of the presentation of evidence satisfactory to the Managing Board that pursuant to the provisions of this Section Executive has entered into a bona fide employment agreement with a non-competing employer with the term thereof ending subsequent to the Salary Continuation Period.

(b) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive voluntarily terminates employment, other than for Good Reason, during the Employment Period the Company shall pay to the Executive all compensation and benefits payable to the Executive under the terms of this Agreement and/or the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

(c) BY THE COMPANY FOR CAUSE. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall pay to the Executive (i) all compensation and benefits for which Executive was eligible for payment under the terms of this Agreement and/or the Company’s compensation and benefit plans, program or arrangements as in effect immediately prior to the Date of Termination.

(d) NO MITIGATION; NO SET-OFF. Except as provided at Section 5(a)(iii), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program,

policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement. The foregoing provisions of this Section 6 to the contrary notwithstanding, in the event of any inconsistency between this Agreement and any plan, policy, practice or program of, or any other contract of agreement with, the Company or any of its affiliated companies on or after the Effective Date, this Agreement shall control unless Executive specifically consents in writing that such plan, policy, practice or program, or other contract of agreement shall control and that this Agreement shall not so control.

7. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a) As used in this Agreement, the term “Trade Secrets and Confidential Information” means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company’s and/or its affiliates’ products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Executive or observed by Executive, (iii) the designs, inventions and innovations and related plans, strategies and applications which Executive develops during the term of this Agreement in connection with the work performed by Executive for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

(b) Notwithstanding the provisions of subsection 7(a), the term “Trade Secrets and Confidential Information” does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Executive; or (iii) information which, subsequent to disclosure or observation, is obtained by Executive from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal or fiduciary obligation owed to the Company with respect to such information, and is known by Executive) and who is not required to refrain from disclosing such information to others.

(c) While employed by the Company, Executive will have access to and become familiar with various Trade Secrets and Confidential Information. Executive acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates.

Executive agrees that, except as may be necessary for Executive to perform his duties under this Agreement, Executive will not, at any time, whether during or subsequent to Executive’s employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Executive is compelled to disclose it by governmental process. In the event Executive believes that Executive is legally required to disclose any Trade Secrets or Confidential Information, Executive shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

(d) The provisions of this Section 7 shall survive the termination or expiration of this Agreement, and shall be binding upon Executive in perpetuity.

8. ASSIGNMENT OF RIGHTS.

(a) As used in this Agreement, “Designs, Inventions and Innovations,” whether or not they have been patented, trademarked or copyrighted include, but are not limited to, designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company’s and/or its affiliates’ products or services.

(b) As a material part of the terms and understandings of this Agreement, Executive agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Executive, alone or with anyone else, in connection with the work performed by Executive for the Company during Executive’s employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

(c) Executive agrees to disclose in writing to the Managing Board of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Executive develops, conceives and/or reduces to practice in connection with any work performed by Executive for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of termination of employment. Executive shall disclose all Designs, Inventions and Innovations to the Company, even if Executive does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign such interest in such Design, Invention or Innovation to the Company. If the Company and Executive disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Executive to prove that it is not included.

(d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

(i) Relate at the time of conception or reduction to practice to the Company’s and/or its affiliates’ business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

(ii) Result from any work performed by Executive for the Company and/or its affiliates.

(e) Executive agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company’s request, at no expense to Executive, Executive shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

(f) The provisions of this Section 8 shall survive the termination or expiration of this Agreement, and shall be binding upon Executive in perpetuity.

9. RETURN OF PROPERTY AND EQUIPMENT. All notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, disks, other written and graphic records and the like, regardless of the form (including electronic or digital) in which it may be contained, affecting or relating to the business of the Company, which Executive shall prepare, use, construct, observe, possess, or control shall be and remain the Company’s sole property. Executive will return all originals and copies of all writings, documents, plans, software, digital files, equipment and other property of the Company and of the Company’s clients and suppliers immediately on termination of this Agreement. All originals and copies of programs and/or files remaining on Executive’s computer systems or elsewhere shall be fully destroyed so as to unusable by any person or equipment.

10. SOLICITATION. During the Employment Period and for a period of eighteen (18) months thereafter, Executive shall not directly or indirectly, on behalf of Executive or any other entity, encourage, solicit, divert or otherwise attempt to induce any other employee of the Company to leave employment with the Company or attempt to induce any persons, employees, agents or independent contractors of the Company to participate in any competitive business enterprise.

11. REPRESENTATIONS BY EXECUTIVE. Executive hereby represents that to the best of his understanding and belief, he does not possess any confidential information which his previous employer considered to be confidential or proprietary or to be a trade secret. Executive acknowledges that the Company has specifically requested that, if Executive has any such confidential or trade secret knowledge or information, Executive does not use such information for the benefit of the Company while employed by the Company.

12. SUCCESSORS.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. Notwithstanding the above, the Executive may designate a beneficiary who will be entitled to any portion of the payments under Section 5(a)(i) to which the Executive is entitled in the event of his death. The beneficiary may be designated or changed by the Executive (without the consent of any prior beneficiary) on a form provided by the Company and delivered to the Company before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Executive, such payments, if not previously paid, shall be paid to the Executive’s estate.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13. MISCELLANEOUS.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

17 Eucalyptus Road

Belvedere, CA 94920

If to the Company:

Chairman of the Board

Inovant LLC

901 Metro Center Boulevard

Foster City, California 94404

and to:

Senior Vice President, Human Resources

Visa U.S.A., Inc.

123 Mission Street

21st Floor

San Francisco, California 94105

or to such other address as either party furnishes to the other in writing in accordance with this Section 13(b). Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executives’ or the Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, oral or written, between them concerning the subject matter hereof.

(g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(i) The obligations of the Company and the Executive under Sections 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14, shall survive the expiration or termination for any reason of Executive’s employment or this Agreement.

(j) Executive may elect to defer receipt of any payment under this Agreement, by giving Company notice within the requirements and the time period set forth in 26 U.S.C. § 409A, or in the event of delayed payments, within the requirements and time period set forth in 26 U.S.C. § 409A.

(k) Partial Gross-Up Payment.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, right or benefit to Executive hereunder pursuant to Section 5 (RIGHTS OF THE EXECUTIVE UPON TERMINATION) above, or any other plan, program, practice or agreement in which Executive is a participant or a party, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties are hereinafter collectively referred to as “Excise Tax”), then Executive shall be entitled to receive an additional payment (“Partial Gross-Up Payment”) such that the net amount retained by Executive, before accrual or payment of any Federal, state or local income tax or employment tax, but after accrual or payment of the Excise Tax, attributable to the Partial Gross-Up Payment, is equal to the Excise Tax on such payments. The Company shall be liable for the lesser of the Excise Tax payments due upon distribution of the payments required under this Agreement as the law exists on the date this Agreement is executed by all parties, or the law as it exists on the date of distribution of the payments indicated in this provision.

(ii) All determinations required to be made under this Section 5(e), including whether a Partial Gross-Up Payment is required and the amount of such Partial Gross-Up Payment, shall be made by the Company’s regular independent public accountants, which shall provide detailed supporting calculations both to the Company and Executive within sixty (60) days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. The initial Partial Gross-Up Payment, if any as determined pursuant to this Section 13(k), shall be paid to Executive at least ten (10) days prior to the date any Excise Tax payment is due to be paid as determined by the accounting firm. If the accounting firm determines that no Excise Tax is payable by Executive, the Company shall furnish Executive with an opinion of counsel that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Internal Revenue Service reaches a final decision that such Excise Tax payment is due, the Company may pay such amounts as are required hereunder or direct Executive to seek relief in the courts, for which the Company shall pay all costs, legal fees, taxes, interest and penalties which may accrue to Executive thereby.

14. ARBITRATION.

(a) In the event that any employment-related dispute arises between Executive and the Company, the parties involved will make all efforts to resolve any such dispute through informal means. If these informal attempts at resolution fail and if the dispute arises out of or is related to the Executive’s termination of employment or other alleged violation of this Agreement, Executive and the Company will submit the dispute to final and binding arbitration in San Francisco, California. The administrative costs of the arbitration (e.g., filing fees, arbitrator’s and reporter’s fees and the like) shall be paid by the Company (Executive’s costs of representation and other evidentiary or hearing-related and preparatory expenses are not administrative expenses), in accordance with the rules and procedures of JAMS/Endispute for complex cases. In the event that this provision requiring arbitration through JAMS/Endispute is determined to be unenforceable, the parties agree to follow the arbitration procedures outlined in California Code of Civil Procedure section 1280, et seq. The decision of the arbitrator shall be issued in writing, final and binding, and judgment on the decision may be entered in a court of competent jurisdiction.

(b) Executive agrees that arbitration is the exclusive remedy for all arbitrable disputes with respect to the types of issues set forth above, and that no legal or equitable action may be brought in any court or other forum, except that this provision does not preclude Executive or the Company from filing an action to compel arbitration hereunder or seeking equitable relief, including injunctive relief, from a court of competent jurisdiction pending resolution of any dispute through arbitration pursuant to this provision. Except as otherwise provided herein, this arbitration provision constitutes a waiver of the parties respective rights to a civil court action for any dispute relating to termination of employment or violation of this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.

(c) Employment disputes arising out of or related to termination of employment or violation of this Agreement shall include, but not be limited to, alleged violations of federal, state and/or local constitutions, statutes or regulations; claims based on any purported breach of contractual obligation, including breach of the covenant of good faith and fair dealing; and claims based on any purported breach of duty arising in tort, including violations of public policy. This agreement to arbitrate claim shall apply to all claims described above against any of the Company’s officers, directors, shareholders, principals, agents, employees, affiliated and related entities, successors and assign. All such person and entities shall be considered third party beneficiaries of this Agreement. Disputes related to workers’ compensation, unemployment insurance, labor standards, administrative charges brought before the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, and any issues which, as a matter of law are not arbitrable, are not subject to arbitration on a mandatory basis hereunder.

15. INDEMNIFICATION. The Company will indemnify Executive to the maximum extent permitted under the Company’s charter, by-laws and applicable law for matters arising in course and scope of his employment hereunder, and Executive will be covered under the Company’s policy of directors and officers liability insurance during his employment and after termination of employment to the same extent as members of the Board.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day, and year first above written.

Dated:	/s/ John Partridge
John Partridge

Dated:	Inovant LLC

	By:	/s/ John G. Stumpf
	Title:	Chairman

LETTER OF AGREEMENT

This letter is supplemental to and part of that certain Employment Agreement between Inovant LLC, a Delaware limited liability corporation (the “Company”), and John Partridge (the “Executive”) entered into effective as of October 1, 2004.

It is stipulated and agreed between the Company and the Executive that notwithstanding any other provision of the Employment Agreement noted above, in addition to the provision set forth in Section 2(a) of the Employment Agreement, the Executive will perform such day-top-day duties and responsibilities as are delegated or assigned to him by the Chief Executive Officer of Visa U.S.A. from time to time, as though and in the same manner as he performs duties delegated or assigned to him by the Managing Board of the Company. Such duties as are delegated or assigned by the CEO of Visa U.S.A. will be considered the same as if they had been delegated or assigned by the Managing Board.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Dated:	12/21/05	/s/ John Partridge
John Partridge

Dated:		Inovant LLC

		By:	Illegible
		Title:	Chairman